SCHEDULE 14A
                                 (Rule 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement             [ ]  Confidential, for Use of the
                                                  Commission Only (as
[X]  Definitive Proxy Statement                   permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                              WOLVERINE TUBE, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
        (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
        (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
        (5) Total fee paid:

        ------------------------------------------------------------------------
[ ]     Fee paid previously with preliminary materials:

        ------------------------------------------------------------------------
[ ]     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1) Amount Previously Paid:

        ------------------------------------------------------------------------
        (2) Form, Schedule or Registration State No.:

        ------------------------------------------------------------------------
        (3) Filing Party:

        ------------------------------------------------------------------------
        (4) Date Filed:

        ------------------------------------------------------------------------

                                 [LOGO OMITTED]
                              Wolverine Tube, Inc.
                       200 Clinton Avenue West, Suite 1000
                            Huntsville, Alabama 35801

                                                                  April 14, 2004


Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of the Stockholders of Wolverine Tube, Inc. on Thursday, May 20, 2004 at 8:30 a.m., local time, at The Regency Hotel, 540 Park Avenue, New York, New York 10021. We hope that many of Wolverine's stockholders will be able to attend the meeting and we look forward to greeting those in attendance.

         The notice of annual meeting and proxy statement accompanying this letter describe the specific business to be acted upon.

         It is important that your shares be represented at this meeting. Whether or not you plan to attend in person, you are requested to indicate your vote, and sign, date, and promptly return the enclosed proxy in the envelope provided.

         On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Wolverine. The Board of Directors and the management team look forward to seeing you at the meeting.

                                       Sincerely,


                                       /s/ DENNIS J. HOROWITZ
                                       -----------------------
                                       Dennis J. Horowitz
                                       Chairman, President and
                                       Chief Executive Officer

                              Wolverine Tube, Inc.
                       200 Clinton Avenue West, Suite 1000
                            Huntsville, Alabama 35801

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on May 20, 2004


To the Stockholders:

         Please take notice that the Annual Meeting of the Stockholders of Wolverine Tube, Inc., a Delaware corporation, will be held on Thursday, May 20, 2004 at 8:30 a.m., local time, at The Regency Hotel, 540 Park Avenue, New York, New York 10021 for the following purposes:

         1. To elect two (2) Class II directors to each serve a three-year term.

         2. To ratify the appointment of Ernst & Young LLP as the independent auditors of Wolverine for the fiscal year ending December 31, 2004.

         3. To transact such other business as may properly come before the meeting.

         Stockholders of record at the close of business on March 31, 2004 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

                                       By Order of the Board of Directors


                                       /s/ JAMES E. DEASON
                                       ----------------------------------
                                       James E. Deason
                                       Secretary

Huntsville, Alabama
April 14, 2004

IMPORTANT: Please fill in, date, sign and mail promptly the enclosed proxy in the postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish to do so even though you have already sent in your proxy.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                              WOLVERINE TUBE, INC.

         This Proxy Statement is furnished in connection with the solicitation by the management of Wolverine Tube, Inc. of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, May 20, 2004, at 8:30 a.m., local time, at The Regency Hotel, 540 Park Avenue, New York, New York 10021, or at any adjournment thereof.

               INFORMATION CONCERNING THE SOLICITATION AND VOTING

General

         Our principal executive offices are located at 200 Clinton Avenue West, Suite 1000, Huntsville, Alabama 35801. Our telephone number is (256) 353-1310. The date of this Proxy Statement is April 14, 2004, the approximate date on which this Proxy Statement, the accompanying Proxy and the Annual Report to Stockholders for the fiscal year ended December 31, 2003, including financial statements, are first being sent or given to stockholders entitled to vote at the meeting.

         This solicitation of proxies is made on behalf of the Board of Directors (the "Board") and the associated cost will be borne by Wolverine. We have retained Georgeson Shareholder (the "Solicitor") to assist in the solicitation of proxies. We will pay approximately $6,500 in fees for the Solicitor's services and will reimburse the Solicitor for reasonable out-of-pocket expenses.

         In addition to solicitation by mail and by the Solicitor, management may use the services of its directors, officers and others to solicit proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket and clerical expenses incurred by them.

Record Date, Voting and Revocability of Proxies

         We had outstanding on March 31, 2004 (the "Record Date"), 12,347,181 shares of Common Stock, par value $0.01 per share (the "Common Stock"), all of which are entitled to vote on all matters to be acted upon at the meeting. Our By-Laws provide that the holders of a majority of the shares issued and outstanding, present in person or represented by proxy and entitled to vote at the meeting, will constitute a quorum for the transaction of business. Each stockholder is entitled to one vote for each share of Common Stock held on the Record Date. If no instructions are given on the executed Proxy, the Proxy will be voted for all nominees and in favor of all proposals described herein. In addition, by submitting the Proxy, the stockholder authorizes the persons named on the Proxy to use their discretion in voting on any other matter brought before the Annual Meeting. As of the date of this Proxy Statement, we do not know of any other business to be considered at the Annual Meeting.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for approval of all items being submitted to the stockholders for their consideration, other than the election of directors, which is determined by a plurality, if a quorum is present and voting. An automated system administered by the transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. Neither abstentions nor broker non-votes are counted in tabulations of the votes cast for purposes of determining whether a proposal has been approved.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by filing with our Secretary a written notice revoking it, by presenting at the meeting a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth information as of March 31, 2004, with respect to the beneficial ownership of the outstanding Common Stock by (i) stockholders known by us to own beneficially more than 5% of the outstanding Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table herein, and (iv) all directors and executive officers as a group. The number of shares of Common Stock outstanding as of March 31, 2004 was 12,347,181.

                                                                             Common Stock Beneficially Owned(1)
                                                                       -----------------------------------------------
Name and Address                                                                Shares                 Percent
----------------------------------------------------------------------------------------------------------------------

AXA Financial, Inc. (2) ............................................          1,413,178                 11.4%
1290 Avenue of the Americas
New York, NY 10104

Merrill Lynch & Co. Inc. (3) .......................................          1,275,800                 10.3%
Merrill Lynch Investment Managers
Master Small Cap Value Trust
World Financial Center, North Tower
250 Vesey Street
New York, NY 10381

Ontario Teachers' Pension Plan Board (4) ...........................          1,115,800                  9.0%
5650 Yonge Street
North York, Ontario M2M 4H5 Canada

Dimensional Fund Advisors (5) ......................................            964,300                  7.8%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Dennis J. Horowitz (6) .............................................            385,575                  3.0%

James E. Deason (7) ................................................            103,256                   *

Keith I. Weil (8) ..................................................             92,219                   *

Johann R. Manning, Jr. (9) .........................................             74,243                   *

Jan K. Ver Hagen (10) ..............................................             65,511                   *

Massoud Neshan (11) ................................................             63,745                   *

John L. Duncan (12) ................................................             51,111                   *

Thomas P. Evans (13) ...............................................             48,112                   *

Gail O. Neuman (14) ................................................             47,111                   *

Chris A. Davis (15) ................................................             47,111                   *

W. Barnes Hauptfuhrer (16) .........................................             47,111                   *

All directors and executive officers as a group (14 persons)........          1,097,405                  8.2%

---------------
*  Represents less than 1%

         (1) "Beneficially Owned" means the sole or shared power to vote, or to direct the voting of, a security, or investment power with respect to a security, or any combination thereof.

         (2) As set forth on Amendment No. 4 of Schedule 13G, filed with the Securities and Exchange Commission on February 10, 2004.

         (3) As set forth on Amendment No. 3 of Schedule 13G, filed with the Securities and Exchange Commission on January 27, 2004.

         (4) As provided to the Company in a verbal communication by the holder on February 23, 2004.

         (5) As set forth on Amendment X of Schedule 13G, filed with the Securities and Exchange Commission on February 6, 2004.

         (6) Includes 311,167 shares of Common Stock subject to options exercisable within 60 days of March 31, 2004.

         (7) Includes 94,322 shares of Common Stock subject to options exercisable within 60 days of March 31, 2004.

         (8) Includes 81,841 shares of Common Stock subject to options exercisable within 60 days of March 31, 2004.

         (9) Includes 60,850 shares of Common Stock subject to options exercisable within 60 days of March 31, 2004.

         (10) Includes 53,511 shares of Common Stock subject to options exercisable within 60 days of March 31, 2004.

         (11) Includes 56,138 shares of Common Stock subject to options exercisable within 60 days of March 31, 2004.

         (12) Includes 46,111 shares of Common Stock subject to options exercisable within 60 days of March 31, 2004.

         (13) Includes 48,111 shares of Common Stock subject to options exercisable within 60 days of March 31, 2004.

         (14) Includes 47,111 shares of Common Stock subject to options exercisable within 60 days of March 31, 2004.

         (15) Includes 47,111 shares of Common Stock subject to options exercisable within 60 days of March 31, 2004.

         (16) Includes 47,111 shares of Common Stock subject to options exercisable within 60 days of March 31, 2004.

                      PROPOSAL ONE - ELECTION OF DIRECTORS

         The Board has nominated Messrs. Duncan and Ver Hagen to be reelected as Class II directors, each for a three-year term expiring in 2007. If elected, each nominee will hold office until his term expires and until his successor is elected and qualified. The Board knows of no reason why these nominees would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other persons for director as the Board may recommend in the place of such nominee. THE BOARD RECOMMENDS VOTING "FOR" THE REELECTION OF THE TWO NOMINEES LISTED BELOW.

Information Regarding Nominees

         Our Restated Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors. As a result, approximately one-third of the Board of Directors is elected each year. The Class I directors are Ms. Davis and Messrs. Hauptfuhrer and Horowitz; the Class II directors are Messrs. Duncan and Ver Hagen; and the Class III directors are Ms. Neuman and Messrs. Deason and Evans. Directors hold office until their terms expire and their successors have been elected and qualified.

         On February 5, 2004, the Board of Directors approved a limited waiver of the Company's Bylaws in order to permit Mr. Duncan to stand for reelection as a Class II director at this Annual Meeting. Section 10(c) of the Bylaws prohibits any person or current director who attains the age of 70 from standing for either election or reelection as a director. Mr. Duncan, who has served for over ten years on the Board, reached the age of 70 in December, 2003. The Board of Directors believes that Mr. Duncan's valuable experience, industry contacts and thorough knowledge of the Company has benefited the Company and its stockholders throughout his tenure, and that it is in the best interest of the Company for Mr. Duncan to continue his service for another three-year term notwithstanding his age. Consequently, the Board of Directors has waived the application of Section 10(c) of the Bylaws solely to permit Mr. Duncan to stand for reelection at this Annual Meeting. Section 10(c) otherwise remains in full force and effect as to all directors and other persons, including Mr. Duncan at the conclusion of his term in 2007, if reelected.

         The following table sets forth certain information for each nominee, and for each director whose term of office continues after the Annual Meeting:

Nominees for Election as Class II Directors Whose Terms will Expire in 2007:

Name                                  Age     Principal Occupation During the Past Five Years
----                                  ---     -----------------------------------------------
John L. Duncan.................        70     Mr. Duncan has been a director of Wolverine
                                              since December 1993. In October 2002, Mr.
                                              Duncan retired as President and Chief Executive
                                              Officer of Martin Industries, Inc. ("Martin"),
                                              a position he held since June 2000. Mr. Duncan
                                              also served as director of Martin from May 1999
                                              through October 2002. During the time that Mr.
                                              Duncan was employed with Martin, Martin
                                              manufactured and sold pre-engineered
                                              fireplaces, gas heaters, gas logs and related
                                              equipment. On December 27, 2002, Martin filed
                                              for reorganization under Chapter 11 in the U.S.
                                              Bankruptcy Court for the Northern District of
                                              Alabama. Mr. Duncan retired as President and
                                              Chief Executive Officer of Murray Ohio
                                              Manufacturing Co., a position he held from 1987
                                              to 1994.

Name                                  Age     Principal Occupation During the Past Five Years
----                                  ---     -----------------------------------------------
Jan K. Ver  Hagen............          66     Mr. Ver Hagen has been a director of Wolverine
                                              since January 1996 and served as the
                                              non-executive Chairman of the Board from May
                                              1998 until December 2000. In 2001, Mr. Ver
                                              Hagen retired as Senior Vice President
                                              reporting to the President of Emerson Electric
                                              Co. ("Emerson"), a manufacturer and marketer of
                                              electronic and electrical products, a position
                                              he held since 1999. Prior to rejoining Emerson,
                                              Mr. Ver Hagen was employed by United Dominion
                                              Industries, Limited as Vice Chairman in 1998,
                                              and as President and Chief Operating Officer
                                              from 1994 to 1998. Mr. Ver Hagen also serves as
                                              a director of Plexus Corp. and Flow
                                              International Corporation and trustee of the
                                              University of Wisconsin Foundation and The
                                              Wisconsin Alumni Research Foundation.

Incumbent Directors Whose Terms Will Expire in 2005:

Name                                  Age     Principal Occupation During the Past Five Years
----                                  ---     -----------------------------------------------

James E. Deason...............         56     Mr. Deason has been a director of Wolverine
                                              since October 1995, and Executive Vice
                                              President, Chief Financial Officer and
                                              Secretary of Wolverine since September 1994.
                                              Prior to joining the Company, Mr. Deason, a
                                              Certified Public Accountant, spent 19 years
                                              with Ernst & Young LLP and was a partner from
                                              1988 until he joined Wolverine.

Thomas P. Evans...............         47     Mr. Evans has been a director of Wolverine
                                              since December 1995. Mr. Evans has served as
                                              the Executive Vice President of Permal Asset
                                              Management ("Permal") since September 1999.
                                              Prior to holding that position, Mr. Evans held
                                              the positions of Senior Vice President and
                                              Chief Operating Officer from December 1998 to
                                              September 1999 and President, Emerging Markets
                                              from May 1994 to December 1998 of Permal.

Gail O. Neuman................         57     Ms. Neuman has been a director of Wolverine
                                              since November 1997. In 2000, Ms. Neuman
                                              retired as the Vice President-Human Resources
                                              and General Counsel of Nissan Motor
                                              Manufacturing Corporation U.S.A. ("Nissan"), a
                                              vehicle manufacturer. She had been employed
                                              with Nissan since 1981.

Incumbent Directors Whose Terms Will Expire in 2006:

Name                                  Age     Principal Occupation During the Past Five Years
----                                  ---     -----------------------------------------------
Chris A. Davis..................       53     Ms. Davis has been a director of Wolverine
                                              since October 1997. Since April 2002, Ms. Davis
                                              has served as the Chairman of the Board and
                                              Chief Executive Officer of McLeodUSA
                                              Incorporated ("McLeodUSA"). Ms. Davis also
                                              serves as a director and a member of the
                                              executive committee of McLeodUSA. McLeodUSA is
                                              a provider of telecommunications and related
                                              services. In August 2001, Ms. Davis joined
                                              McLeodUSA as Chief Operating and Financial
                                              Officer to affect a turnaround. On January 31,
                                              2002, McLeodUSA filed for reorganization under
                                              Chapter 11 in the U.S. Bankruptcy Court for the
                                              District of Delaware. McLeodUSA's plan of
                                              reorganization was approved and McLeodUSA
                                              emerged from Chapter 11 on April 16, 2002.
                                              Prior to joining McLeodUSA, Ms. Davis served as
                                              the Executive Vice President, Chief Financial
                                              and Administrative Officer of ONI Systems
                                              Corporation ("ONI") from May 2000 through July
                                              2001. Prior to ONI, Ms. Davis served as the
                                              Executive Vice President, Chief Financial and
                                              Administrative Officer and member of the Board
                                              of Directors of Gulfstream Aerospace
                                              Corporation ("Gulfstream") from July 1993 to
                                              July of 1999, and as a Vice President of
                                              General Dynamics Corporation after its
                                              acquisition of Gulfstream in July 1999. Ms.
                                              Davis is a Special Limited Partner of Forstmann
                                              Little & Co. and also serves as a director of
                                              Cytec Industries, Inc. and Rockwell Collins,
                                              Inc.

W. Barnes Hauptfuhrer........          49     Mr. Hauptfuhrer has been a director of
                                              Wolverine since May 1998. Mr. Hauptfuhrer
                                              currently serves as Co-Head of the Corporate &
                                              Investment Banking Division of Wachovia
                                              Corporation (formerly, First Union Corporation
                                              ("First Union")), a financial services
                                              corporation, since September 2001 and has
                                              served as Senior Executive Vice President of
                                              Wachovia Corporation since February 2002. Mr.
                                              Hauptfuhrer will retire from Wachovia
                                              Corporation in May 2004. Mr. Hauptfuhrer
                                              previously served as Co-Head of the Corporate &
                                              Investment Banking Division of First Union from
                                              January 2000 to September 2001, Co-Head of
                                              Investment Banking for First Union from January
                                              1999 to December 1999, and a Managing Partner
                                              of First Union Capital Partners, a private
                                              equity investment group within First Union from
                                              April 1988 to December 1998.

Dennis J. Horowitz.............        57     Mr. Horowitz has been President and Chief
                                              Executive Officer and a director of Wolverine
                                              since March 1998, and in January 2001 he also
                                              became Chairman of the Board of Directors.
                                              Prior to joining Wolverine, Mr. Horowitz served
                                              as Corporate Vice President and President of
                                              the Americas of AMP Incorporated, a high
                                              technology electric connector and
                                              interconnection systems company, since
                                              September 1994. Mr. Horowitz also serves as a
                                              director of Superconductor Technologies, Inc.

Board Meetings and Committees

         During 2003, the Board of Directors held eight meetings. Except for Mr. Evans, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and the Committees of which such director was a member during the last year.

         Messrs. Hauptfuhrer, Horowitz and Ver Hagen currently serve as members of the Executive Committee. The purpose of the Executive Committee is to act in the place and stead of the Board, to the extent permitted by law and our By-laws and within certain limits set by the Board, on matters that require Board action between meetings of the Board of Directors. The Executive Committee held two meetings during 2003 and acted by written consent in lieu of a meeting once.

         Ms. Neuman and Messrs. Duncan and Hauptfuhrer currently serve as members of the Compensation Committee. The responsibilities of the Compensation Committee are described under "Compensation Committee Report on Executive Compensation." All of the members of the Compensation Committee are independent within the meaning of the listing standards of the New York Stock Exchange. The charter of the Compensation Committee is available on the Company's website (www.wlv.com). The Compensation Committee held one meeting during 2003 and acted by written consent in lieu of a meeting once.

         Ms. Davis and Messrs. Evans and Ver Hagen currently serve as members of the Audit Committee. The Audit Committee of the Board is responsible for providing independent, objective oversight of Wolverine's accounting functions and internal controls and procedures. All of the members of the Audit Committee are independent within the meaning of SEC regulations and the listing standards of the New York Stock Exchange. Ms. Davis and Mr. Evans are each qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined that both Ms. Davis and Mr. Evans have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The charter of the Audit Committee is available on the Company's website (www.wlv.com). The Audit Committee held four meetings during 2003.

         Ms. Neuman and Mr. Duncan currently serve as members of the Corporate Nominating and Governance Committee. The Corporate Nominating and Governance Committee is responsible for developing policies and practices relating to corporate governance and fostering a climate of respect, trust and candor. In addition, the Corporate Nominating and Governance Committee identifies candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also ensures the performance of the Board's and each committee's self-evaluation. All of the members of the Corporate Nominating and Governance Committee are independent within the meaning of the listing standards of the New York Stock Exchange. The charter of the Corporate Nominating and Governance Committee is available on the Company's website (www.wlv.com). The Corporate Nominating and Governance Committee held two meetings in 2003.

Independence

         The Board has affirmatively determined that all of the directors, including the directors nominated for reelection, are independent of the Company and its management under the listing standards of the New York Stock Exchange, with the exception of Messrs. Horowitz and Deason. Messrs. Horowitz and Deason are considered inside directors because of their employment as executives of the Company. With respect to Mr. Hauptfuhrer, the Board reviewed the relationship between the Company and Wachovia Corporation considering all relevant facts and circumstances and determined that the relationship was not material because the relationship is in the ordinary course and at arm's length and the fees paid by the Company are immaterial to both the Company and Wachovia Corporation, and, therefore, affirmatively determined that Mr. Hauptfuhrer was independent. Additional information regarding the Company's relationship with Wachovia Corporation is provided under "Certain Relationships and Related Transactions" below.

Executive Sessions and Presiding Director

         It is the policy of the Board of Directors to hold an executive session of the non-management directors without management participation at each Board meeting. Mr. Duncan has been appointed by the non-management directors to preside over the executive sessions. Information on how to communicate with the presiding director or non-management directors is provided under "Communications to the Board of Directors, the Committees and Non-Management Directors " below.

Communications to the Board of Directors, the Committees and the Non-Management Directors

         Stockholders and other parties interested in communicating directly to the Board, any committee, the presiding director or the non-management directors may do so by writing to the address listed below. All communications will be forwarded directly to the addressee.

                                        Wolverine Tube, Inc.
                                        [Addressee*]
                                        200 Clinton Avenue, Suite 1000
                                        Huntsville, AL 35801

     * The "Addressee" description will allow Wolverine to direct the communication to the intended recipient.

Board Attendance at Annual Stockholder's Meeting

         The Company has a policy that directors are expected to attend the Company's annual meeting of the stockholders. The By-laws of the Company require the Board to hold a meeting immediately following the annual meeting of stockholders. Thus, the annual meeting of stockholders and the Board meeting are held at the same location to further facilitate and encourage the directors to attend the annual meeting of the stockholders. Seven out of the Company's eight directors attended the Company's 2003 annual meeting of stockholders.

The Director Nomination Process

         The Board has adopted a Board Policy Regarding Director Nominations (the "Nominations Policy"). The Nominations Policy describes the process by which candidates for possible inclusion in the Company's slate of director nominees are selected. The Nominations Policy is administered by the Corporate Nominating and Governance Committee.

         Criteria for Board Members. Each director nominee must possess at least the following qualifications:

                o    High ethical standards and integrity.
                o    A willingness to be accountable for Board decisions.
                o Ability to meet a director's duty of care and loyalty to stockholders.
                o Ability to provide wise, informed and thoughtful counsel to top management.
                o    A history of achievement that reflects superior standards.
                o    Loyalty and commitment to the success of the Company.
                o Ability to take tough positions while at the same time working as a team player.
                o A background that provides a portfolio of experience and knowledge commensurate with the Company's needs

         Director nominees must also ensure that the members of the Board, as a group, and its committees maintain the requisite qualifications of the listing standards of the New York Stock Exchange.

         Internal Process for Identifying Candidates. The Corporate Nominating and Governance Committee has two primary methods for identifying director nominees (other than those proposed by the Company's stockholders, as discussed below). First, on a periodic basis, the Committee solicits ideas for possible candidates from members of the Board, senior level Company executives and individuals personally known to the members of the Board. Second, the Committee may from time to time use its authority under its charter to retain, at the Company's expense, one or more search firms to identify candidates (and to approve such firms' fees and other retention terms).

         Proposals for Director Nominees by Stockholders. In accordance with the Nominations Policy, the Corporate Nominating and Governance Committee will accept proposals from Qualified Stockholders regarding potential candidates for director nominees. The Corporate Nominating and Governance Committee will evaluate a candidate proposed by a Qualified Stockholder if such proposal satisfies the notice, information and consent provisions of the Nominations Policy. A "Qualified Stockholder" is a single stockholder or a group of stockholders that has beneficially owned more than 5% of the Company's common stock for at least one year and that will hold the required number of shares through the date of the annual meeting of stockholders.

         In order to be considered by the Corporate Nominating and Governance Committee for an upcoming annual meeting of stockholders, the Corporate Nominating and Governance Committee must receive the proposal regarding the potential candidate not less than 120 calendar days before the anniversary of the date of the Company's proxy statement released to stockholders in connection with the previous year's annual meeting. The Company provides this information in its proxy statement relating to the previous year's annual meeting under "Stockholder Proposals To Be Presented At The Next Annual Meeting." If the Company changes its annual meeting date by more than 30 days from year to year, the notice must be received by the Corporate Nominating and Governance Committee no later than the close of business on the 10th day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed. The procedures described in this paragraph are meant to establish an additional means by which certain stockholders can have access to the Company's process for identifying and evaluating candidates, and is not meant to replace or limit a stockholder's general nomination rights in any way.

         Any candidate proposed by a Qualified Stockholder must be independent of the Qualified Stockholder in all respects as determined by the Corporate Nominating and Governance Committee or by applicable law. Any candidate submitted by a Qualified Stockholder must also meet the definition of an "independent director" under the listing standards of the New York Stock Exchange.

         If a stockholder, other than a Qualified Stockholder, submits a proposal regarding a potential candidate for a director nominee by the deadline described above for the Qualified Stockholders and the candidate meets the minimum criteria, the Corporate Nominating and Governance Committee will review the proposal and determine whether the proposal should be accepted and whether the candidate should be evaluated in accordance with the procedures set forth below.

         Evaluation of Candidates. The Corporate Nominating and Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. If, after the Corporate Nominating and Governance Committee's initial evaluation, a candidate meets the criteria for board membership, the Chair of the Corporate Nominating and Governance Committee will interview the candidate and communicate the Chair's evaluation to the other members of the Corporate Nominating and Governance Committee, the Chairman of the Board and the President and Chief Executive Officer. Later reviews will be conducted by other members of the Corporate Nominating and Governance Committee and senior management. Ultimately, background and reference checks will be conducted and the Corporate Nominating and Governance Committee will meet to finalize its list of recommended candidates for the Board's consideration. The candidates recommended for the Board's consideration will be those individuals that will create a Board that is, as a whole, strong in its collective knowledge of, and diverse in skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

         If the Corporate Nominating and Governance Committee receives a proposal regarding a potential candidate from a Qualified Stockholder and ultimately determines that such individual is not a suitable nominee, the Corporate Nominating and Governance Committee, upon receipt of the necessary consents, will disclose the basis for its determination in the proxy statement relating to such annual meeting of stockholders

         General Nomination Right of All Stockholders. Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in the Company's By-laws. In order for a director nomination to be timely, a stockholder's proposal must be delivered to the Company's Secretary at the principal executive offices not less than 60 calendar days prior to the annual stockholders meeting. In the event that the Company does not publicly announce the date of the annual meeting at least 75 calendar days prior to the meeting, notice by the stockholder is timely if received no later than the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.

Board Compensation

         Our 2001 Stock Option Plan for Outside Directors (the "Director Plan") provides for non-qualified stock option grants to non-employee directors. Under the Director Plan, each non-employee director initially receives a non-qualified option to purchase 5,000 shares of Common Stock upon first becoming a director, and is granted a non-qualified option to purchase 1,000 shares of Common Stock automatically on each anniversary of such director's election to the Board. In lieu of a cash retainer, each non-employee director has in the past received an additional annual stock option grant under the Director Plan with a value based upon a modified Black-Scholes model. On February 5, 2003, each non-employee director received a non-qualified stock option to purchase 16,920 shares of Common Stock in lieu of a $30,000 cash retainer. For 2004, the non-employee directors will receive a $30,000 cash retainer paid in semiannual installments instead of non-qualified stock options.

         In 2003, each non-employee director received $1,500 for each Board or Committee meeting attended and an additional $1,500 for each such meeting chaired, and Mr. Duncan received an additional $1,500 per Board meeting attended for serving as presiding director. Employee directors do not receive additional compensation for serving on the Board.

         The Director Plan is administered by the Administration Committee, which is composed of the members of the Board who are not outside directors. Options granted under the Director Plan have an exercise price on the date of grant equal to the fair market value of the Common Stock (as defined in the Director Plan). Options granted upon initial election to the Board of Directors vest at the rate of 33 1/3% per year, and options granted upon the anniversary dates of such election or in lieu of cash retainers vest immediately. Director Plan options have a term of ten years unless terminated sooner due to cessation of director status or otherwise pursuant to the Director Plan. No option granted under the Director Plan is transferable or assignable by the outside director other than by the laws of descent and distribution or to certain of the director's immediate family members or family entities. A total of 250,000 shares of Common Stock have been authorized for issuance under the Director Plan.

         The Director Plan was adopted to replace our 1993 Stock Option Plan for Outside Directors (the "1993 Outside Directors Plan"), which expired on August 31, 2003. No further option grants may be made under the 1993 Outside Director Plan; however, stock options previously granted to non-employee directors under the 1993 Outside Director Plan will remain outstanding for the duration of each such option's term. The Director Plan will expire in 2011.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid to or accrued on behalf of the Chief Executive Officer of the Company during 2003 and the four most highly compensated executive officers other than the Chief Executive Officer serving at December 31, 2003 (collectively, the "Named Executive Officers") for services rendered in the years ended December 31, 2003, 2002 and 2001.

                                               Annual Compensation              Long-Term Incentive Awards
                                         -----------------------------------   ----------------------------
                                                                               Restricted     Common Stock
Name and                                                        Other Annual     Stock         Underlying       All Other
Principal Position               Year     Salary      Bonus     Compensation    Awards(a)    Options/Shares   Compensation(b)
------------------               ----     ------      -----     ------------    ---------    --------------   ---------------
Dennis J. Horowitz .........     2003    $595,000    $155,000    $     --       $ 60,750       $ 125,000         $  6,080
  Chairman, President            2002     550,876     240,000          --        279,500          92,500 (c)       49,003
  and Chief Executive            2001     553,229     110,000          --             --          92,000           55,908
  Officer and Director


James E. Deason ............     2003     247,271      34,618          --         19,444          28,807            3,870
  Executive Vice                 2002     233,387      41,890          --         26,591          57,308 (c)       18,283
  President, Chief               2001     234,384      28,725          --             --          17,000           23,108
  Financial Officer and
  Secretary and Director


Keith I. Weil ..............     2003     227,248          --          --         17,824          26,407            2,235
  Senior Vice President,         2002     214,793      41,857          --         24,381          32,007 (c)        8,551
  Tubing Products                2001     215,711      26,767          --             --          24,400           14,560


Johann R. Manning, Jr ......     2003     219,620      32,000          --         28,499          23,852            2,419
   Senior Vice President,        2002     198,633      46,617          --         20,425          26,249 (c)        6,681
   Fabricated Products and       2001     188,184      25,945          --             --          18,000           11,469
   General Counsel


Massoud Neshan .............     2003     201,929      24,070          --         15,167          22,470            2,499
   Senior Vice President,        2002     190,223      29,265          --         20,743          14,472              450
   Technology                    2001     191,036      21,071      36,344(d)          --          17,000           12,779

---------------
         (a) Amount of restricted stock awards based on market value on date of grant. Fifty percent of the shares vest on each of the first and second anniversaries of the date of grant. In the event that any dividends are paid with respect to the Common Stock in the future, dividends also will be paid on the restricted stock according to the same vesting schedule. As of December 31, 2003, the number of shares of restricted stock awarded to Messrs. Horowitz, Deason, Weil, Manning and Neshan for the 2003 grant was 15,000, 4,801, 4,401, 6,475 and 3,745, respectively, and the value of those shares as of December 31, 2003 was $94,500, $30,246, $27,726, $40,793 and $23,594, respectively. As of
December 31, 2003, the number of shares of restricted stock awarded to Messrs. Horowitz, Deason, Weil, Manning and Neshan for the 2002 grant was 32,500, 3,092, 2,835, 2,375 and 2,412, respectively, and the value of those shares as of December 31, 2003 was $204,750, $19,480, $17,861, $14,963 and $15,196,
respectively.

         (b) The 2003 amounts include (i) 401(k) matching contributions made by the Company for Messrs. Horowitz, Deason, Weil, Manning and Neshan of $2,077, $1,838, $1,480, $1,889, and $1,534, respectively; (ii) group life insurance premiums paid by the Company on behalf of Messrs. Horowitz, Deason, Weil, Manning and Neshan of $1,290, $1,290, $450, $300, and $610, respectively; and (iii) although no premiums were paid on split dollar life insurance during 2003, the value of the continuing coverage of these policies which remain in effect attributable for federal income tax purposes to Messrs. Horowitz, Deason, Weil, Manning and Neshan of $2,713, $742, $305, $230, and $355, respectively.

         (c) Includes replacement options granted to Messrs. Horowitz, Deason, Weil and Manning to purchase 92,500, 38,750, 15,000 and 12,000 shares of Common Stock, respectively, on April 11, 2002 in exchange for stock options cancelled on October 2, 2001 pursuant to a voluntary option exchange offer.

         (d) This amount includes reimbursement for relocation of $24,019 and an auto allowance of $10,500.

Option Grants in Last Fiscal Year

         The following table contains information concerning the stock option grants made to the Named Executive Officers during the fiscal year ended December 31, 2003.

                                   Individual Grants                                Potential Realizable Value at
                       -----------------------------------------------               Assume Rates of Stock Price
                        Number of   Percent of                                    Appreciation for Option Term (b)
                        Shares of      Total                                ----------------------------------------------
                         Common      Options                                         5%                        10%
                          Stock       Granted    Exercise                   --------------------     ---------------------
                       Underlying       to        Price                     Price                     Price
                         Options     Employees     Per      Expiration       Per       Aggregate       Per       Aggregate
        Name           Granted (a)    in 2003     Share        Date         Share        Value        Share        Value
---------------------  -----------   ---------   --------   ----------      -----      ---------      -----      ---------
Dennis J. Horowitz ..    125,000        34.0%    $ 4.05      2/26/2013      $ 6.60     $ 318,378     $ 10.50     $ 806,832
James E. Deason .....     28,807         7.8       4.05      2/26/2013        6.60        73,372       10.50       185,939
Keith I. Weil .......     26,407         7.2       4.05      2/26/2013        6.60        67,259       10.50       170,448
Johann R. Manning ...     23,852         6.5       4.05      2/26/2013        6.60        60,752       10.50       153,956
Massoud Neshan ......     22,470         6.1       4.05      2/26/2013        6.60        57,232       10.50       145,036

---------------
(a) For Messrs. Horowitz, Deason, Weil, Manning and Neshan, options vest in three equal annual installments beginning on February 26, 2004.

(b) The assumed annual rates of appreciation of five and ten percent would result in the Company's Common Stock increasing from $4.05 to $6.60 and $10.50 per share, respectively for Messrs. Horowitz, Deason, Weil, Manning and Neshan.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value Table

         The following table sets forth information with respect to the aggregate number of unexercised options to purchase Common Stock granted in all years to any of the Named Executive Officers and held by them as of December 31, 2003. There were no stock options exercised during the year ended December 31, 2003.

                                                                     Number of Shares           Value of
                                                                     of Common Stock          Unexercised
                                                                        Underlying            In-the-Money
                                                                       Unexercised             Options at
                                         Shares                         Options at            December 31,
                                         Shares                     December 31, 2003           2003(a)
                                       Acquired on    Value       ---------------------    -------------------
Name                                    Exercise     Realized     Vested       Unvested    Vested     Unvested
----------------------------------      --------     --------     ------       --------    ------     --------

Dennis J. Horowitz ...............         --            --       238,833       155,667      --       $281,250
James E. Deason ..................         --            --        72,868        46,842      --       $ 64,816
Keith I. Weil ....................         --            --        59,236        45,878      --       $ 59,416
Johann R. Manning, Jr.............         --            --        42,150        39,351      --       $ 53,667
Massoud Neshan ...................         --            --        38,157        37,785      --       $ 50,558

---------------
(a) The fair market value at December 31, 2003 was $6.30 per share of Common Stock, which was the sales price in the last transaction in the Common Stock on the New York Stock Exchange as of that date.

Equity Compensation Plan Information

         The following table provides information relating to shares of Common Stock that may be issued under our equity compensation plans in effect as of December 31, 2003, including our 2001 Outside Director Plan and 2003 Equity Incentive Plan.

                                        (a)                            (b)                            (c)
                                                                                              Number of Securities
                                                                                            Remaining Available for
                              Number of Securities To                                        Future Issuance under
                              Be Issued upon Exercise       Weighted-Average Exercise      Equity Compensation Plans
                              of Outstanding Options,     Price of Outstanding Options,       (Excluding Securities
Plan Category                   Warrants and Rights            Warrants and Rights           Reflected in Column (a))
-------------                ---------------------------    ---------------------------    ---------------------------
Equity Compensation Plans
Approved by
Security Holders ...........         1,790,298                        $9.30                        977,534(1)

Equity Compensation Plans
Not Approved by
Security Holders ...........                --                           --                             --

     Total .................         1,790,298                        $9.30                        977,534

                  (1) Includes 839,600 shares of Common Stock available for issuance under the 2003 Equity Incentive Plan as of December 31, 2003, which may be issued in the form of restricted stock or other stock awards.

Plans and Arrangements

         Retirement Plans. Most of our U.S. employees, including our executive officers, are eligible to participate in the Wolverine Tube, Inc. Retirement Plan (the "Retirement Plan"). This funded noncontributory defined benefit pension plan provides an annuity benefit, upon retirement at normal retirement age of 65, of (i) 1.5% of average monthly compensation, averaged over the 60 month period that produces the highest average during the last 120 months of employment, times (ii) years of service to Wolverine, minus (iii) an adjustment for Social Security benefits as described in the Retirement Plan. Upon early retirement prior to age 60, a reduction will be made to the foregoing benefit equal to 4% for each year by which such retirement precedes age 60, ending at age 55, the minimum age to receive pension benefits. A minimum of five years of service is needed for eligibility for an early retirement benefit. There is a minimum benefit of 1.25% of average monthly base compensation multiplied by years of service with Wolverine, however, no executive is expected to receive a benefit under this formula.

         We also have a Supplemental Benefit Restoration Plan (the "Restoration Plan") that covers most of our U.S. employees and was established effective as of January 1, 1994, and was amended and restated as of January 1, 2002. This is a non-qualified defined benefit pension plan that provides benefits to employees whose compensation exceeds the amount recognized under the Retirement Plan. The benefits provided under the Restoration Plan are identical to the benefits provided by the Retirement Plan, except that under the Retirement Plan final average annual compensation for purposes of determining plan benefits is currently capped at $205,000 pursuant to certain Internal Revenue Code of 1986, as amended (the "Code") limits. Benefits under the Restoration Plan are not subject to this limitation. However, Restoration Plan benefits are offset by any benefits payable from the Retirement Plan.

         The following table shows the estimated annual benefits payable upon normal retirement at age 65 in 2003 under the Retirement Plan and Restoration Plan for persons in specified remuneration and years of service classifications.

                                         Pension Plan Table
                                Retirement Plan and Restoration Plan

                       Age 65 Annual Retirement Benefits in 2003 for Various Service Periods
Final Average       -------------------------------------------------------------------------------
   Salary              5           10         15          20         25          30          35
---------------------------------------------------------------------------------------------------

    150,000          10,232      20,464     30,695      40,927     51,159      61,391      72,641
    175,000          12,107      24,214     36,320      48,427     60,534      72,641      85,766
    200,000          13,982      27,964     41,945      55,927     69,909      83,891      98,891
    225,000          15,857      31,714     47,570      63,427     79,284      95,141     112,016
    250,000          17,732      35,464     53,195      70,927     88,659     106,391     125,141
    275,000          19,607      39,214     58,820      78,427     98,034     117,641     138,266
    300,000          21,482      42,964     64,445      85,927    107,409     128,891     151,391
    325,000          23,357      46,714     70,070      93,427    116,784     140,141     164,516
    350,000          25,232      50,464     75,695     100,927    126,159     151,391     177,641
    375,000          27,107      54,214     81,320     108,427    135,534     162,641     190,766
    400,000          28,982      57,964     86,945     115,927    144,909     173,891     203,891
    500,000          36,482      72,964    109,445     145,927    182,409     218,891     256,391
    600,000          43,982      87,964    131,945     175,927    219,909     263,891     308,891
    700,000          51,482     102,964    154,445     205,927    257,409     308,891     361,391
    800,000          58,982     117,964    176,945     235,927    294,909     353,891     413,891
    900,000          66,482     132,964    199,445     265,927    332,409     398,891     466,391
  1,000,000          73,982     147,964    221,945     295,927    369,909     443,891     518,891

         The benefits described in the table above are calculated on a straight life annuity basis and are not subject to any reduction for Social Security or other offset amounts.

         The covered compensation of participants used to calculate the retirement benefits described above consists of base pay, overtime, commissions and non-incentive bonus payments which is the amount in the Salary column of the Summary Compensation Table and year-end bonuses or incentive compensation not in excess of one-half of base pay received in the current year. Mr. Horowitz, Mr. Deason, Mr. Weil, Mr. Manning and Mr. Neshan had compensation of $750,000, $281,889, $277,248, $251,620 and $225,999, respectively, for purposes of the above table, as of December 31, 2003.

         As of December 31, 2003, Mr. Horowitz had six years of credited service in the Retirement Plan, Mr. Deason had nine years, Mr. Weil had five years, Mr. Manning had six years and Mr. Neshan had four years.

         In 2002, the Compensation Committee approved the establishment of the Wolverine Tube, Inc. Supplemental Executive Retirement Plan (the "Executive Plan") which was adopted effective as of January 1, 2002. The Executive Plan provides retirement benefits to executives who are employed at the level of senior vice president or above and who are approved for participation by the Compensation Committee upon the recommendation of the Chief Executive Officer. The Executive Plan provides a monthly benefit to a participant at the normal retirement age of 65 of fifty-five percent (55%) of his final average pay reduced by benefits under the Retirement Plan, the Restoration Plan, and the age 65 Social Security benefit. In the case of Mr. Horowitz, the annual benefit payable is increased by $6,000 for each year of service. To be eligible for a benefit the participant must have attained age fifty-five when he terminates employment and complete twelve or more years of service, except that Mr. Deason and Mr. Horowitz are exempted from the service requirement. Final average compensation is based upon compensation in the highest three calendar years of the last ten calendar years of employment. Compensation is based upon compensation as defined under the Retirement Plan except (i) it is not subject to the limitation applicable under the Retirement Plan (i.e., $205,000 in 2004); (ii) the entire bonus is recognized and a bonus equal to 25% of base pay is assumed if the actual bonus is less; (iii) bonuses are recognized in the year earned rather than when paid; and (iv) base and bonus pay received after a change in control is recognized in the Plan Years to which it is attributable even if it is received in a lump sum. Benefits under the plan are payable in the forms permitted under the Retirement Plan and in the form of a lump sum payment. The benefit payable to a participant who retires before the normal retirement age of 65 is reduced at a rate of 2.5% for each of the first ten years the benefit payment date precedes the normal retirement age. The Social Security benefit is not offset from the benefit until the participant reaches age 65. If benefits become payable before age 55 following a change in control, the benefit will be further reduced on an "actuarial equivalent" basis from age 55 to the participant's age when benefits begin. Benefits become fully vested upon a change in control and are immediately payable in the event of a termination of employment following the change in control. In the case of Mr. Horowitz, in the event of a change of control, it will be assumed his age is his actual age plus the period following his termination of service for which he receives payments under the change of control agreement (as described below). Upon Mr. Horowitz's retirement, he will be provided retiree medical insurance coverage under Wolverine's group health plan at the active employee rate as a result of completing five years of service with Wolverine.

         In February 2003, we transferred $4,275,000 to a rabbi trust in order to have funds available to meet a portion of our vested benefit obligations to Messrs. Horowitz and Deason under the Restoration Plan and the Executive Plan. However, assets of the rabbi trust are subject to the claims of creditors of Wolverine in the event of Wolverine's insolvency thereby avoiding any tax consequences to Messrs. Horowitz and Deason until the assets are distributed.

         The estimated annual benefits payable at the normal retirement age of 65 for the Named Executive Officers under the Retirement Plan, Restoration Plan and Executive Plan is as follows: Mr. Horowitz $467,868; Mr. Deason $149,585; Mr. Weil $131,185; Mr. Manning $118,630 and Mr. Neshan $114,714.

         Severance Pay Plan. The Company's Severance Pay Plan (the "Severance Plan") provides benefits to all eligible salaried employees who have at least one year of service and who are terminated for reasons other than for cause. Severance benefits include payment of all accrued vacation and two weeks pay at the employee's current base salary plus one week's pay for each full year of continuous service, not to exceed 26 weeks. Acceptance of severance benefits requires the execution of a general release in a form acceptable to Wolverine of all claims against Wolverine, except claims in accordance with the provisions of applicable benefit plans.

         Change in Control, Severance and Non-Competition Agreements. We have entered into Change in Control, Severance and Non-Competition Agreements ("Severance Agreements") with each of the Named Executive Officers. The Severance Agreements generally provide that we will make certain payments to the Named Executive Officer if (i) his employment is terminated or he resigns in certain circumstances, (ii) during the term of employment and for a period of three years following termination of employment, the Named Executive Officer will not disclose or improperly use confidential information relating to Wolverine, (iii) for a period of two years following termination of employment, the Named Executive Officer will not solicit business from Wolverine's customers, and (iv) during the term of employment and for a specified period of years following termination of employment, the Named Executive Officer will not compete with Wolverine in the United States.

         The Severance Agreement with Mr. Horowitz provides that if he is terminated for cause or resigns, other than for certain enumerated reasons, he is entitled to receive only the severance benefits, if any, provided by our standard procedure and practice, and payment of his salary through the date of termination or resignation. If Mr. Horowitz is terminated without cause or resigns for one of the enumerated reasons, he is entitled to three years' salary, plus payment for any unused vacation time for the year of termination or resignation (all payable either in a lump sum or in periodic payments over three years) plus continuation of his medical and disability insurance benefits until the earlier of the expiration of 36 months or the date on which he is covered under any other comparable plan. After such medical and disability insurance coverage is exhausted, we will provide Mr. Horowitz access to the medical and disability group insurance coverage available to our employees at his expense (based on the amount charged active employees) until he attains the age of sixty-five. Mr. Horowitz is also to be reimbursed the cost of maintaining life insurance coverage comparable to his coverage under our group life insurance plan until the earlier of 36 months or when equivalent coverage is obtained under another group life insurance plan. Mr.

Horowitz would also be entitled to reimbursement for outplacement services utilized by him for up to one year following his termination or resignation or in lieu thereof, at his option, be reimbursed the cost of his moving expenses to relocate from Huntsville. In the event that Mr. Horowitz is terminated without cause or resigns for any reason within two years of a change in control (as defined in the Severance Agreement), he would be entitled to an additional lump sum amount equal to the greater of the maximum percentage of annual base salary payable under our bonus plan but not less than eighty-five percent of his base salary for each year that continuing payments are made to him pursuant to the Severance Agreement, except that, in the event the termination or resignation occurs after the first six months of our fiscal year, then for purposes of calculating the first year of the bonus amounts he would be entitled to receive the greater of the actual amount of the annual bonus to which he would be actually entitled to be paid pursuant to our annual bonus plan for the year in which the termination occurred or the amount to be paid him each of the years he is entitled to be paid the substitute bonus amount.

         The Severance Agreements with each of Messrs. Deason, Manning, Weil and Neshan provide that if such officer is terminated for cause or he resigns other than for certain enumerated reasons, he is entitled to only the severance benefits, if any, provided by our standard procedure and practice and payment of his salary through the date of his termination or resignation. The Severance Agreements with Messrs. Deason, Manning, Weil and Neshan provide that (i) if such officer is terminated without cause or resigns for any reason within two years following a change in control, he is entitled to three years' salary (two years for Mr. Neshan) or (ii) if such termination or resignation for any of the enumerated reasons occurs in any other circumstances, he is entitled to two years' salary plus, in either case, payment for any unused vacation time for that year (payable either in a lump sum or in periodic payments over two or three years, as applicable) plus continuation of his medical and disability insurance benefits until the earlier of the expiration of 24 months (36 months (24 months for Mr. Neshan) in the event of a change in control) or the date on which the executive is covered under any other comparable plan. After such medical and disability coverage is exhausted, we will provide Messrs. Deason, Manning, Weil and Neshan access to the medical and disability group insurance coverage available to our employees at their expense (based on the amount charged active employees) until they attain the age of sixty-five. The Severance Agreements for Messrs. Deason, Manning, Weil and Neshan also provide they are to be reimbursed the cost of maintaining life insurance coverage comparable to the coverage under our group life insurance plan until the earlier of 24 months (36 months (24 months for Mr. Neshan) in the event of a change in control) or when equivalent coverage is obtained under another group life insurance plan. The Severance Agreements with each of Messrs. Deason, Manning, Weil and Neshan also provide that, in the event such officer is terminated without cause or resigns for any reason within two years of a change in control, he would be entitled to an additional lump sum amount equal to the greater of the maximum percentage of annual base salary payable to the officer under our bonus plan but no less than forty-five percent (fifty percent for Mr. Deason) of his base salary for each year that continuing payments are made pursuant to the Severance Agreement, except that, in the event the termination or resignation occurs after the first six months of our fiscal year, then he would be entitled to receive the greater of the actual amount of the annual bonus to which he would be actually entitled to be paid pursuant to our annual bonus plan for the year in which the termination occurred or the amount to be paid the officer for the first of the years he is to be paid a substitute bonus amount. In those circumstances following a change in control, each officer would also be entitled to reimbursement for outplacement services utilized by him for up to one year following termination or resignation.

         In the case of Messrs. Manning and Weil, their Severance Agreements also provide that if they are terminated by Wolverine without cause or resign from employment for any reason within two years following a change in control and they have not qualified for a benefit under the Executive Plan, we will pay them a lump sum cash benefit equal to the actuarial equivalent of a single life annuity payable over their lifetime equal to fifty-five percent of their final average compensation reduced by two and half percent for each year the payment date precedes their normal retirement date and reduced further by benefits under the Retirement Plan, the Restoration Plan and the age 65 Social Security benefit. If Messrs. Manning and Weil are eligible for a benefit under the Executive Plan at the time of such resignation, they shall be entitled to the greater of (i) the foregoing benefit less the benefit provided under the Executive Plan as amended and (ii) the benefit then provided under the Executive Plan as amended as of the date they terminated employment. The special supplemental retirement benefit provided Messrs. Manning and Weil as described in this paragraph is also payable if there is a change in control within a two year period following their termination of employment without cause with such benefit calculated as of the date of their termination of employment.

         The Severance Agreements for each of Messrs. Deason, Manning, Weil and Neshan provide that such officer may not compete with Wolverine in the United States for a period of two years from termination of employment while the Severance Agreement for Mr. Horowitz provides that he may not compete with Wolverine in the United States for a period of three years from termination of employment.

         All the above-described Severance Agreements provide that payments made under any change in control provision of any of our compensation or benefit plans which are subject to an "excess parachute payment" tax will be increased so that the individual will receive a net payment equal to that which would have been received if such tax did not apply. Certain of our benefit plans also contain change in control provisions.

         Compensation Committee Interlocks and Insider Participation. In 2003, Ms. Neuman and Messrs. Duncan and Hauptfuhrer served on the Compensation Committee. No members of Wolverine's Compensation Committee, except Mr. Hauptfuhrer, had any relationships which are reportable under this section. For a description of the Company's relationship with Mr. Hauptfuhrer and Wachovia Corporation see "Independence" and "Certain Relationships and Related Transactions" herein.

Compensation Committee Report on Executive Compensation

         Overview. The Compensation Committee is responsible for Wolverine's general compensation policies, and in particular is responsible for setting and administering the policies that govern compensation of Wolverine's executive officers. The Compensation Committee, which is comprised of three independent directors, evaluates the performance of management and determines the compensation levels for the Chief Executive Officer and those officers that report directly to the Chief Executive Officer.

         To assist in determining compensation policies, the Compensation Committee from time to time retains management and compensation consulting firms to evaluate Wolverine's various compensation programs. Additional information on compensation has been derived in the course of recruiting senior executives to Wolverine.

         The objective of the Compensation Committee is to establish policies and programs to attract, retain and motivate key executives, and to serve the financial interests of Wolverine's stockholders while providing appropriate incentives to its executive officers. The primary elements of executive and senior officer compensation are base salary, annual cash bonus awards and long-term incentive compensation awards, including stock option and restricted stock awards. Base salary is based on factors such as the individual executive or senior officer's level of responsibility and a comparison to similar positions within Wolverine and in comparable companies. Annual cash bonus awards are generally based on Wolverine's performance measured against the attainment of financial and other objectives established annually by the Board of Directors, and on achieving individual performance objectives. Long-term incentive awards, which are paid in the form of restricted stock and stock option awards, are intended to align the executive or senior officer's interests with those of the stockholders in promoting Wolverine's long-term growth, and are determined based on the executive or senior officer's contributions to Wolverine, scope of responsibilities, strategic and operational goals, salary and previous grants of options and other equity awards. Further information on each of these compensation elements is set forth below.

         Salaries. Base salaries for executive and certain senior officers (other than the Chief Executive Officer) are subject to adjustment annually, following a review by the Chief Executive Officer. In the course of the review, performance of the individual with respect to specific objectives is evaluated, as are any changes in responsibility, as well as salaries for similar positions and levels of responsibility within Wolverine and in comparable companies. The specific objectives for each officer that reports directly to the Chief Executive Officer are set by the Chief Executive Officer, and will vary for each executive position and for each year. Since this is a base salary review, the overall performance of Wolverine is not weighed heavily in the result. When all reviews are completed, the Chief Executive Officer makes a recommendation to the Compensation Committee for its review and final approval.

         With respect to the Chief Executive Officer, the Compensation Committee reviews and establishes a base salary, which is influenced by feedback and input by the non-employee members of the Board as to their assessment of the Chief Executive Officer's performance and the Compensation Committee's expectations as to his future contributions. Competitive compensation data is also a major factor in establishing the Chief Executive Officer's salary, but no precise formula is applied in considering this data.

         Bonuses. The Compensation Committee believes that the executive officers should be entitled to receive cash bonus awards based upon both individual achievement as well as Wolverine's financial performance. Pursuant to Wolverine's annual management bonus plans, annual cash bonus objectives are dependent on the financial performance of Wolverine and on individual performance. The Board of Directors of Wolverine reviews the business plan, capital expenditure plans and other factors developed by management and then approves the objectives for the year and sets financial targets. The Compensation Committee then incorporates these targets into the bonus plans. Thresholds are then derived below which no cash bonus would be paid, except for that portion tied to individual performance. Performance factors are considered, such as attainment of objectives in financial performance, product development, market share, representation of Wolverine at analyst and investor meetings, development of management personnel, individual objectives and other considerations.

         In measuring those objectives with respect to the Chief Executive Officer, the Compensation Committee assesses such factors as executive management skills, investor relations, leadership, Wolverine's performance in the context of market conditions, and strategic planning and development.

         Long-Term Incentive Awards, Including Stock Options and Restricted Stock Awards. Stock options and restricted stock grants are an integral part of each executive's or senior officer's compensation. These equity awards are intended to assist in executive and senior officer retention and align the interests of the executive or senior officer with those of the stockholders by providing a stake in Wolverine. All equity-based awards for management are granted pursuant to Wolverine's 2003 Equity Incentive Plan. Grants of stock options to participants have been made at fair market value on the date of the grant, vest over a period of three to five years, and expire after ten years. Restricted stock awards generally vest over a two year period of time. In making grants of equity awards, the Compensation Committee takes into account the total number of shares available for grant under the applicable plan, prior grants outstanding, and estimated requirements for future grants. Individual awards take into account the executive or senior officer's contributions to Wolverine, scope of responsibilities, strategic and operational goals, salary and previous grants of options and other equity awards.

         In determining equity-based awards for the Chief Executive Officer, the Compensation Committee weighs all of the above factors. However, in recognition of the Chief Executive Officer's critical role in developing strategies for the long-term benefit of Wolverine, awards may be granted that are greater than may be indicated by comparisons of relative salary amounts to other Wolverine executives. Stock options and restricted stock are important elements in attracting and retaining capable executives at all levels, and this is particularly so in the case of the Chief Executive Officer.

         Summary. As it relates to base pay compensation for the Chief Executive Officer and the other Name Executive Officers, after no merit pay increases in 2002 as previously reported, the Compensation Committee implemented a merit pay increase in 2003. As to annual bonus awards for 2003, the Compensation Committee only awarded bonuses to the Chief Executive Officer and some of the Named Executive Officers based upon achievement of the individual performance metrics for the specific executive as outlined under Wolverine's annual bonus program. No bonuses were paid under the overall corporate financial performance metrics as established by the Board of Directors. These individual performance metrics are in some cases more objectively based but others are subjective assessments allowing appropriate discretion by the Compensation Committee in considering pay-outs. Some of these performance metrics reviewed by the Compensation Committee included the management of free cash flow during the year, continuing commitment to cost control and efficiency throughout Wolverine, global diversification and market penetration in certain markets as well as other relevant criteria. In making its determination to make bonus pay-outs to the Chief Executive Officer and some of the Named Executive Officers, the Compensation Committee took into consideration several macroeconomic factors that negatively impacted Wolverine, as well as impacted some of the individual performance metrics and due consideration was given by the Compensation Committee to such items as the unusual escalation in the price of metals in the second half of 2003, especially the price of cooper, a weak U.S. dollar against a strong Canadian dollar and market drive cost escalations for natural gas, healthcare and pension expenses. Thus, bonuses paid in 2004 for 2003 performance are noted within the Summary Compensation Table of this proxy and were based on the individual performance metrics as partially outlined above for the Chief Executive Officer and some of the Named Executive Officers.

         Based on available information, the Compensation Committee believes that the executive compensation policies and programs described in this report serve the interests of Wolverine's stakeholders, that Wolverine's level of base salaries is generally competitive and the potential pay-out under Wolverine's bonus program as adjusted from time to time will cause bonus levels to be competitive as well. The Compensation Committee continually reviews Wolverine's compensation programs to ensure that the overall package is competitive, balanced, and the proper incentives and rewards are provided.(1)

                                    Compensation Committee
                                    John L. Duncan
                                    W. Barnes Hauptfuhrer
                                    Gail O. Neuman

Certain Relationships and Related Transactions

         One of our directors, Mr. W. Barnes Hauptfuhrer, serves as Co-Head of the Corporate and Investment Banking Division and Senior Executive Vice President of Wachovia Corporation, the parent company of First Union Securities, Inc., Wachovia Bank, National Association and First Union National Bank. Mr. Hauptfuhrer will retire from Wachovia Corporation in May 2004. First Union Securities, Inc., acting under the trade name Wachovia Securities, was one of the initial purchasers of our 10.5% Senior Notes (the "2002 Notes") due 2009, issued on March 27, 2002. Wachovia Bank serves as trustee under the indenture governing the 2002 Notes and is a lender in our $37.5 million revolving credit facility. Wachovia Bank, National Association also serves as indenture trustee for Wolverine's 7-3/8% Senior Notes due 2008, transfer agent for our Common Stock, and administrator of our stock option plans. We believe that the services performed by these certain subsidiaries of Wachovia Corporation and the compensation we pay to these subsidiaries for such services are on terms comparable for similar transactions of this type with third parties and are otherwise fair to us.










---------------
         (1) Section 162(m) of the Code limits the deductibility of certain executive officers' compensation that exceeds $1 million per year and that does not qualify as performance-based compensation as defined in the Code. The 2003 Equity Incentive Plan includes provisions that would enable the Compensation Committee to structure future executive compensation as performance-based compensation within the meaning of Section 162(m). The Compensation Committee will continue to monitor this issue with a view towards maximizing compliance with Section 162(m) while maintaining the flexibility to provide competitive compensation even if a portion of such compensation is rendered nondeductible by reason of Section 162(m).

                         COMPANY STOCK PRICE PERFORMANCE

         Set forth below is a line graph comparing the five-year cumulative total stockholder return on the Common Stock since December 31, 1998, with the cumulative total stockholder return of the S&P Industrials Index, the NYSE Composite Index and the Russell 2000 Index, assuming reinvestment of any dividends.

                             COMPOSITE PRICE CHART

                             [CHART GRAPHIC OMITTED]





                            TOTAL CUMULATIVE RETURNS

------------------------------------------------------------------------------------
                         12/31/98   12/31/99  12/31/00  12/31/01  12/31/02  12/31/03
                         --------   --------  --------  --------  --------  --------
Wolverine Tube, Inc.        100        67         57        54       27         30
S&P Industrials             100       125        103        90       68         86
NYSE Composite              100       109        110        99       79         96
Russell 2000                100       120        115       116       91        132
------------------------------------------------------------------------------------

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         The members of the Board of Directors, our executive officers of the Company and persons who hold more than ten percent of the Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act of 1934, as amended (the "Exchange Act"), which require them to file reports with respect to their ownership of our securities on Form 3 and transactions in our securities on Forms 4 or 5. Based solely on our review of the copies of such forms received by us and written representations from our executive officers and directors, for the fiscal year ended December 31, 2003, we believe that required reports were timely filed.

                             AUDIT COMMITTEE REPORT

         The Audit Committee of the Board reviews and approves the scope of the audit performed by Wolverine's independent auditors and our accounting principles and internal accounting controls. The Audit Committee is composed of three independent directors, and operates under a written charter adopted and approved by the Board of Directors. Each of the members of the Audit Committee is independent as defined under the SEC Regulations and the listing standards of the New York Stock Exchange and Ms. Davis and Mr. Evans are audit committee financial experts.

         The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2003 (the "Audited Financial Statements") with Wolverine's management and independent auditors. In addition, the Audit Committee has discussed with Ernst & Young LLP, Wolverine's independent auditors, the matters required by Codification of Statements on Accounting Standards No. 61 ("SAS 61").

         The Audit Committee also has received the written report, disclosure and the letter from Ernst & Young LLP required by the Independence Standards Board Statement No. 1, and has discussed the written report with Ernst & Young LLP and its independence from Wolverine. The Audit Committee has discussed with management and Ernst & Young LLP such other matters and received such assurances from them as the Audit Committee deemed appropriate.

         Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to the Board of Directors the inclusion of the Audited Financial Statements in the Annual Report for the year ended December 31, 2003 on Form 10-K, to be filed with the Securities and Exchange Commission.

                                        The Audit Committee
                                        Jan K. Ver Hagen
                                        Chris A. Davis
                                        Thomas P. Evans

                  PROPOSAL TWO - RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

         The Board of Directors has selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004, and recommends that the stockholders vote for ratification of such appointment. Ernst & Young LLP has audited our financial statements since 1989. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of new independent auditors at any time during the year if the Board feels that such a change would be in the best interests of Wolverine and its stockholders. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and be available to respond to appropriate questions. THE BOARD RECOMMENDS VOTING "FOR" THIS PROPOSAL.

Audit Committee's Pre-Approval Policies and Procedures

         The Audit Committee has adopted a Audit and Non-Audit Services Approval Policy that requires the Audit Committee to pre-approve audit and non-audit services provided by Ernst & Young LLP. The Audit Committee will review such services and approve only those services that are consistent with the SEC's rules on auditor independence.

Principal Accounting Firm Fees

         Audit Fees. Fees for audit services totaled approximately $764,000 in 2003 and $657,000 in 2002 for professional services rendered for the audit of our annual financial statements and for the review of our financial statements contained in our Forms 10-Q and statutory audits required internationally. In addition, the 2002 fees include professional services in conjunction with our senior note offering in 2002 and related SEC filings.

         Audit-Related Fees. Fees for audit-related services totaled approximately $36,000 in 2003 and approximately $32,000 in 2002. Audit-related services principally include benefit plan audits. Subsequent to May 6, 2003, 100% of the 2003 audit-related services were approved by the Audit Committee in accordance with its pre-approval policies and procedures.

         Tax Fees. Tax fees for tax return preparation and tax compliance services were $171,000 in 2003 and $268,000 in 2002. Tax fees for tax research, planning and other consultations on tax matters were $330,000 in 2003 and $375,000 in 2002. Subsequent to May 6, 2003, 100% of the 2003 tax services were approved by the Audit Committee in accordance with its pre-approval policies and procedures.

         All Other Fees. There were no other services provided by our independent auditors to Wolverine in 2003 or 2002.


                                 OTHER BUSINESS

         Wolverine knows of no other matters to be submitted at the Annual Meeting. By submitting the Proxy, the stockholder authorizes the persons named on the Proxy to use their discretion in voting on any matter brought before the Annual Meeting.

                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                           AT THE NEXT ANNUAL MEETING

         In order for a stockholder proposal to be considered for inclusion in the proxy statement for the Company's 2005 Annual Meeting of Stockholders, such proposal must be received by the Company at its principal executive office no later than December 15, 2004. In accordance with the rules of the SEC, the Company may exclude from the proxy statement any proposals that are not timely. In accordance with the Company's Bylaws, in order for a stockholder proposal to be brought before the annual meeting, a proposal must be received by the Company no later than 60 days prior to the annual meeting. However, if the Company does not publicly announce the date of the annual meeting at least 75 days before such meeting, a stockholder has 10 days from the date of the public announcement to deliver any proposal to the Company.

                                              By Order of the Board of Directors


                                              Dennis J. Horowitz
                                              Chairman, President and
                                              Chief Executive Officer
                                              April 14, 2004

                            ^ FOLD AND DETACH HERE ^
                              WOLVERINE TUBE, INC.
         200 CLINTON AVENUE WEST, SUITE 1000, HUNTSVILLE, ALABAMA 35801

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned stockholder of Wolverine Tube, Inc. ("Wolverine") hereby appoints Dennis J. Horowitz and James E. Deason, and each of them individually, with full power of substitution, as Proxies of the undersigned, and hereby authorizes them to represent and to vote and act for the undersigned, at the Annual Meeting of Stockholders of Wolverine to be held on Thursday, May 20, 2004 at 8:30 a.m. local time, at The Regency Hotel, 540 Park Avenue, New York, New York 10021, and at any adjournment or postponement thereof, according to the number of votes which the undersigned is now, or may then be, entitled to cast. This proxy revokes all prior proxies given by the undersigned with respect to the matters covered hereby. The undersigned acknowledges receipt of the Proxy Statement, dated April 14, 2004, and the related Notice of Annual Meeting of Stockholders. The Board of Directors recommends that you vote FOR the following proposals.

1.   Election of Directors:
     Nominees: Duncan and Ver Hagan

                VOTE FOR all nominees listed,     VOTE WITHHELD [ ]
                except as marked to
                the contrary above
                for all nominees

INSTRUCTION: TO WITHHOLD YOUR VOTES FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.

2. Ratify the appointment of Ernst & Young LLP as the independent auditors of Wolverine for the fiscal year ending December 31, 2004.

     FOR [ ]                  AGAINST [ ]                            ABSTAIN [ ]


                           (continued on reverse side)
                            ^ FOLD AND DETACH HERE ^

(continued from other side)

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2 AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Dated: _______________________________________________, 2004

____________________________________________________________
Signature

____________________________________________________________
Signature

Please sign exactly as name (s) appear (s) herein. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, or trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized corporate officer. If a partnership please sign the partnership name by authorized person (s).

         PLEASE MARK, DATE AND SIGN YOUR NAME AS IT APPEARS ON THIS CARD
                      AND RETURN IN THE ENCLOSED ENVELOPE